                                  Schedule 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement        |_| Confidential, for Use of the
                                           Commission Only
                                           (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         MSC INDUSTRIAL DIRECT CO., INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:


|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                     [LOGO]

                                 75 Maxess Road
                            Melville, New York 11747

                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 --------------

To the Shareholders of MSC Industrial Direct Co., Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, will be held on Friday, January 7, 2000 at 9:00 a.m., local time, at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, for the following purposes:

         1. To elect eight directors of the Company to serve for one-year terms;

         2. To consider and act upon a proposal to approve an amendment to the Company's 1998 Stock Option Plan;

         3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year 2000; and

         4. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on December 2, 1999 are entitled to notice of and to vote at the meeting and any adjournments thereof.

         All shareholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed proxy card as promptly as possible and return it in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person even if he or she has already returned a proxy.


                                          By Order of the Board of Directors,



                                          Thomas Eccleston
                                          Secretary

Melville, New York
December 8, 1999

    ------------------------------------------------------------------------

                                   IMPORTANT:

        The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.


    ------------------------------------------------------------------------

                                     [LOGO]


                                 75 Maxess Road
                            Melville, New York 11747

                               ------------------

                               PROXY STATEMENT FOR
                        Annual Meeting of Shareholders to
                           be held on January 7, 2000

                               ------------------

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, on Friday, January 7, 2000 at 9:00 a.m., local time, and at any adjournment or postponement thereof. The approximate date on which this proxy statement, the foregoing notice and the enclosed proxy were first mailed or given to shareholders was December 8, 1999.

         Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Meeting or by presenting a later dated proxy. Unless so revoked, shares represented by proxies received by the Company, where the shareholder has specified a choice with respect to the election of directors or the other proposals described in this proxy statement, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted FOR the election of all eight nominees for the Board of Directors, FOR the proposal to approve an amendment to the Company's 1998 Stock Option Plan and FOR the ratification of the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent certified public accountants for the current fiscal year.

         The expenses of solicitation of proxies for the Meeting will be paid by the Company. Such solicitation may be made in person or by telephone by officers and employees of the Company. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of the Company's Class A common stock, par value $.001 per share (the "Class A Common Stock").

                                     VOTING


         Only holders of record of the Class A Common Stock and the Company's Class B common stock, par value $.001 per share (the "Class B Common Stock"), at the close of business on December 2, 1999 are entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 33,914,048 shares of Class A Common Stock and 34,138,778 shares of Class B Common Stock.

         Under New York law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of the Class A Common Stock and the Class B Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. For these purposes, shares which are present or represented by proxy at the Meeting will be counted regardless of whether the holder of the shares or the proxy fails to vote on a proposal ("abstentions") or whether a broker with authority fails to exercise its authority with respect thereto (a "broker non-vote"). Abstentions and broker non-votes will not be included, however, in the tabulation of votes cast on proposals presented to shareholders. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld (e.g., abstentions and broker non-votes) will have no effect, as directors are elected by a plurality of votes cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

         The Board of Directors does not intend to bring any matter before the Meeting, except as specifically indicated in the foregoing notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The information set forth on the following table is furnished as of November 29, 1999 (except as otherwise noted), with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.


                                      Class A Common Stock (1)         Class B Common Stock
                                      ------------------------         --------------------
                                                                                                       %
                                     Amount & Nature               Amount & Nature                 Ownership
                                      of Beneficial    Percent      of Beneficial      Percent     of Common     % Voting
                                        Ownership      of Class       Ownership       of Class(2)  Stock(3)    Power(2) (4)
                                        ---------      --------       ---------       -----------  --------    ------------
T. Rowe Price Associates, Inc.(5)      4,547,500         13.4            --              --           6.7           1.2
William Blair & Company, L.L.C.(6)     3,772,274         11.1            --              --           5.5           1.0
David L. Babson & Co. Inc. (7)         1,979,610          5.8            --              --           2.9            *
Capital Research and Management
   Company (8)                         1,973,400          5.8            --              --           2.9            *
Waddell & Reed Financial, Inc.(9)      1,817,200          5.4            --              --           2.7            *
Ohio Public Employees Retirement
   System(10)                          1,764,700          5.2            --              --           2.6            *
Mitchell Jacobson(11)                    868,345(12)      2.6     21,511,278(13)        63.0         32.9          57.5
Marjorie Gershwind(11)                   875,753(14)      2.6     13,531,500(15)        39.6         21.2          36.3
Sidney Jacobson(11)                          200           *       3,016,000(16)         8.8          4.4           8.0
Joseph Getraer (11)                       10,000           *       2,000,000(17)         5.9          3.0           5.3

----------
* Less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis.

(2) Percentages total more than 100% because of shared beneficial ownership of certain shares of Class B Common Stock described in footnotes 13 and 15.

(3) Indicates percentage ownership of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. See Note 1.

(4) Indicates percentage of aggregate number of votes which can be cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

                                           (Footnotes continued on next page)

(Footnotes continued from previous page)

(5) Information as to shares owned by T. Rowe Price Associates, Inc. is as of June 1999, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of T. Rowe Price Associates, Inc. is 100
     E. Pratt Street, Baltimore, Maryland 21202.

(6) Information as to shares owned by William Blair & Company is as of June 1999, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of William Blair & Company is 222 West Adams Street, Chicago, Illinois 60606-5312.

(7) Information as to shares owned by David L. Babson & Co. Inc. is as of June 1999, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of David L. Babson & Co., Inc. is One Memorial Drive, Cambridge, Massachusetts 02142.

(8) Information as to shares owned by Capital Research & Management Company is as of June 1999, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Capital Research & Management Company is 333 South Hope Street, Los Angeles, California 90071-1447.

(9) Information as to shares owned by Waddell & Reed Financial, Inc. is as of June 1999, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217.

(10) Information as to shares owned by Ohio Public Employees Retirement System is as of June 1999, as set forth in a Schedule 13F filed with the Securities and Exchange Commission. The address of Ohio Public Employees Retirement System is 277 East Town Street, Columbus, Ohio 43215.

(11) The address of each person is c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747.

(12) Includes (a) 81,052 shares of Class A Common Stock owned directly by Mr. Jacobson, (b) 709,100 shares of Class A Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as a member of Platinum Investment Management, L.L.C., a Delaware limited liability company, the owner of such shares, and (c) 78,193 shares of Class A Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as a director of The Jacobson Family Foundation. Mr. Jacobson disclaims beneficial ownership of 354,550 of the shares of Class A Common Stock owned by Platinum Investment Management, L.L.C. and disclaims beneficial ownership of all the shares of Class A Common Stock held by The Jacobson Family Foundation.

(13) Includes (a) 10,479,278 shares of Class B Common Stock owned directly by Mr. Jacobson, (b) 7,032,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as a member of JF-MSC, L.L.C., a Delaware limited liability company, (c) 2,000,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as Settlor of the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust and (d) 2,000,000 shares of Class B Common Stock owned by Marjorie Diane Gershwind as Settlor of the Marjorie Diane Gershwind 1998 Qualified Seven Year Annuity Trust of which trust Mr. Jacobson is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Jacobson disclaims beneficial ownership of 3,393,440 of the shares of Class B Common Stock owned by JF-MSC, L.L.C. and disclaims beneficial ownership of the shares of the Class B Common Stock owned by the trusts.

                                           (Footnotes continued on next page)

(Footnotes continued from previous page)

(14) Includes (a) 66,316 shares of Class A Common Stock owned directly by Ms. Gershwind, (b) 709,100 shares of Class A Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as a member of Platinum Investment Management, L.L.C., a Delaware limited liability company, the owner of such shares and (c) 100,337 shares of Class A Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as a director of The Gershwind Family Foundation. Ms. Gershwind disclaims beneficial ownership of 354,550 of the shares of Class A Common Stock owned by Platinum Investment Management, L.L.C. and disclaims beneficial ownership of all the shares of Class A Common Stock held by The Gershwind Family Foundation.

(15) Includes (a) 3,911,500 shares of Class B Common Stock owned directly by Ms. Gershwind, (b) 5,700,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as a member of GF-MSC, L.L.C., a Delaware limited liability company, (c) 960,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as Settlor of the Marjorie Diane Gershwind 1994 Seven Year Annuity Trust, (d) 960,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as Settlor of the Marjorie Diane Gershwind 1994 Fifteen Year Annuity Trust and (e) 2,000,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Ms. Gershwind as Settlor of the 1998 Qualified Seven Year Annuity Trust. Ms. Gershwind disclaims beneficial ownership of 3,674,000 of the shares of Class B Common Stock owned by GF-MSC, L.L.C. and disclaims beneficial ownership of the shares of Class B Common Stock owned by the trusts.

(16) Reflects the aggregate ownership of Class B Common Stock by four trusts for the benefit of two of Mr. Jacobson's grandchildren. Mr. Jacobson is a co-trustee of two of such trusts and shares voting power and investment control over the shares held by such trusts. Mr. Jacobson is the sole trustee of the other two trusts. Mr. Jacobson disclaims beneficial ownership of all such shares.

(17) Reflects the ownership of Class B Common Stock by the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust of which trust Mr. Getraer is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Getraer disclaims beneficial ownership of the shares of the Class B Common Stock owned by such trust.

Security Ownership of Management

     The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock beneficially owned by each director and nominee for director of the Company, by the Company's Chief Executive Officer, by each of the Company's four most highly compensated executive officers and by all directors, nominees for director and executive officers as a group, at the close of business on November 29, 1999. Except as otherwise indicated, the persons listed below have advised the Company that they have sole voting and investment power with respect to the shares listed as owned by them.


                      Class A Common Stock(1)       Class B Common Stock
                      -----------------------       --------------------
                       Amount &                    Amount &                    %
                      Nature of                   Nature of                Ownership
                      Beneficial    Percent      Beneficial       Percent  of Common  % Voting
                      Ownership     of Class      Ownership      of Class  Stock(2)   Power(3)
                      ---------     --------      ---------      --------  --------   --------
Shelley Boxer......    105,169(4)      *            --              --         *          *
Roger Fradin.......      5,541(5)      *            --              --         *          *
Mitchell Jacobson..    868,345(6)     2.6       21,511,278(7)       63.0     32.9       57.5
Sidney Jacobson....        200         *         3,016,000(8)        8.8      4.4        8.0
Denis Kelly........     93,552(9)      *            --              --         *          *
Raymond Langton....     10,200(10)     *            --              --         *          *
Charles Moyer......     72,964(11)     *            --              --         *          *
David Sandler......    180,959(12)     *            --              --         *          *
James Schroeder....    290,118(13)     *            --              --         *          *
Steven Tudor (14)..     86,800(15)     *            --              --         *          *
All directors,
   nominees for
   director and
   executive
   officers as a
   group
   (10 persons)....  1,713,848        5.0%      24,527,278          71.8%    38.5%      65.8%

----------
* Less than 1%

(1) Does not include shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a share-for-share basis.

(2) Indicates percentage ownership of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. See Note 1.

(3) Indicates percentage of aggregate number of votes which can be cast. On all matters to be voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock and each record holder of Class B Common Stock entitled to 10 votes per share of Class B Common Stock.

(4) Includes 4,000 shares of Class A Common Stock owned directly by Mr. Boxer and 101,169 shares of Class A Common Stock issuable upon the exercise by Mr. Boxer of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(5) Includes 2,000 shares of Class A Common Stock jointly owned by Mr. Fradin and his wife and 3,541 shares of Class A Common Stock issuable upon the exercise by Mr. Fradin of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

                                           (Footnotes continued on next page)

(Footnotes continued from previous page)

(6) Includes (a) 81,052 shares of Class A Common Stock owned directly by Mr. Jacobson, (b) 709,100 shares of Class A Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as a member of Platinum Investment Management, L.L.C., a Delaware limited liability company, the owner of such shares, and (c) 78,193 shares of Class A Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as a director of The Jacobson Family Foundation. Mr. Jacobson disclaims beneficial ownership of 354,550 of the shares of Class A Common Stock owned by Platinum Investment Management, L.L.C. and disclaims beneficial ownership of all the shares of Class A Common Stock held by The Jacobson Family Foundation.

(7) Includes (a) 10,479,278 shares of Class B Common Stock owned directly by Mr. Jacobson, (b) 7,032,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as a member of JF-MSC, L.L.C., a Delaware limited liability company, (c) 2,000,000 shares of Class B Common Stock which may be deemed to be beneficially owned by Mr. Jacobson as Settlor of the Mitchell Jacobson 1998 Qualified Seven Year Annuity Trust and (d) 2,000,000 shares of Class B Common Stock owned by Marjorie Diane Gershwind as Settlor of the Marjorie Diane Gershwind 1998 Qualified Seven Year Annuity Trust of which trust Mr. Jacobson is the sole trustee and over which shares he may be deemed to have beneficial ownership. Mr. Jacobson disclaims beneficial ownership of 3,393,440 of the shares of Class B Common Stock owned by JF-MSC, L.L.C. and disclaims beneficial ownership of the shares of the Class B Common Stock owned by the trusts.

(8) Reflects the aggregate ownership of Class B Common Stock by four trusts for the benefit of two of Mr. Jacobson's grandchildren. Mr. Jacobson is a co-trustee of two of such trusts and shares voting power and investment control over the shares held by such trusts. Mr. Jacobson is the sole trustee of the other two trusts. Mr. Jacobson disclaims beneficial ownership of all such shares.

(9) Includes 60,000 shares of Class A Common Stock owned directly by Mr. Kelly and 33,552 shares of Class A Common Stock issuable upon the exercise by Mr. Kelly of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(10) Includes 200 shares of Class A Common Stock owned directly by Mr. Langton and 10,000 shares of Class A Common Stock issuable upon the exercise by Mr. Langton of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(11) Includes 1,505 shares of Class A Common Stock owned directly by Mr. Moyer and 71,459 shares of Class A Common Stock issuable upon the exercise by Mr. Moyer of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(12) Includes 10,302 shares of Class A Common Stock owned directly by Mr. Sandler, 2,000 shares of Class A Common Stock held in trust by Mr. Sandler for the benefit of his children and 168,657 shares of Class A Common Stock issuable upon the exercise by Mr. Sandler of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(13) Includes 12,000 shares of Class A Common Stock owned directly by Mr. Schroeder and 278,118 shares of Class A Common Stock issuable upon the exercise by Mr. Schroeder of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

(14) Information with respect to Steven Tudor, a former executive officer of the Company, is included because Mr. Tudor was one of the Company's four most highly compensated executive officers at the end of the Company's last fiscal year.

(15) Includes 800 shares of Class A Common Stock owned directly by Mr. Tudor and 86,000 shares of Class A Common Stock issuable upon the exercise by Mr. Tudor of options that are presently exercisable or exercisable within 60 days of the date of this proxy statement.

                              ELECTION OF DIRECTORS

     Eight directors will be elected at the Meeting for a term of one year expiring at the annual meeting of shareholders to be held in 2001 and until their respective successors shall have been elected and shall qualify. Each of the nominees for director was previously elected a director of the Company by the shareholders, except for David Sandler who was elected by the directors in June 1999.

     The election of directors requires the affirmative vote of a plurality of the votes cast in person or by proxy at the Meeting. Each proxy received will be cast FOR the election of the nominees named below unless otherwise specified in the proxy.

     Each nominee has indicated that he is willing to serve as a director of the Company, if elected, and the Board of Directors of the Company has no reason to believe that any nominee may become unable or unwilling to serve. In the event that a nominee should become unavailable for election for any reason, the shares represented by a properly executed and returned proxy will be voted for any substitute nominee who shall be designated by the current Board of Directors. There are no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director of the Company.


Name of Nominee           Principal Occupation         Age  Director Since
---------------           --------------------         ---  --------------

Mitchell Jacobson    Chairman of the Board of           48    October 1995
                       Directors, President and
                       Chief Executive Officer
                       of the Company
Sidney Jacobson      Vice Chairman of the Board of      81    October 1995
                       Directors
                       of the Company
David Sandler        Executive Vice President of the    42    June 1999
                       Company
Shelley Boxer        Vice President and Chief           52    October 1995
                       Financial Officer of the
                       Company
James Schroeder      Senior Vice President of           59    October 1995
                       Logistics of the Company
Denis Kelly          Managing Director of Prudential    50    April 1996
                       Securities Incorporated
Raymond Langton      President and Chief Executive      54    July 1997
                       Officer of SKM Applied
                       Technology Partners
Roger Fradin         President of the Ademco Group      46    July 1998


     Mitchell Jacobson was appointed Chairman of the Board of Directors of the Company in January 1998 and was appointed President and Chief Executive Officer of the Company upon its formation in October 1995. Mr. Jacobson has also been President and Chief Executive Officer of Sid Tool Co., Inc., a wholly-owned and the principal operating subsidiary of the Company (the "Operating Subsidiary") since June 1982.

     Sidney Jacobson was appointed Vice Chairman of the Board of Directors of the Company in January 1998. Mr. Jacobson served as the Chairman of the Board of Directors from its formation in October 1995 to January 1998. Mr. Jacobson is a co-founder of the Operating Subsidiary and has been the Chairman of the Operating Subsidiary since June 1982.

     David Sandler was appointed Executive Vice President of the Company in June 1999. From September 1998 to June 1999 he served as Senior Vice President of Administration of the Company. From September 1997 to September 1998, Mr. Sandler was the Senior Vice President of Information Systems and Human Resources of the Company. From September 1996 to September 1997, Mr. Sandler served as the Vice President of Information Systems and Business Development of the Company. From 1995 to 1996, Mr. Sandler was the Director of Business Development of the Company. From 1993 to 1995, Mr. Sandler was the Director of Product Management and Purchasing of the Operating Subsidiary.

     Shelley Boxer was appointed Vice President and Chief Financial Officer of the Company upon its formation in October 1995. From June 1993 to October 1995, Mr. Boxer also served as Chief Financial Officer of the Operating Subsidiary. Mr. Boxer was the Vice President and Chief Financial Officer of Joyce International, Inc., a distribution and manufacturing company, from 1992 to 1993. From 1987 to 1992, Mr. Boxer was the Executive Vice President and Chief Financial Officer of Kinney Systems, Inc., an automobile parking facility and real estate company.

     James Schroeder was appointed Senior Vice President of Logistics of the Company in August 1997. From October 1995 to August 1997, Mr. Schroeder served as Vice President of Logistics of the Company. From 1995 to January 1998, Mr. Schroeder also served as Chief Operating Officer of the Company. Mr. Schroeder has also been Vice President of Logistics of the Operating Subsidiary since 1986.

     Denis Kelly is a Managing Director of Prudential Securities Incorporated, a position he has held since July 1993. Before July 1993, Mr. Kelly was President of Denbrook Capital Corporation. Mr. Kelly is also a director of Kenneth Cole Productions, Inc.

     Raymond Langton is the President and Chief Executive Officer of SKM Applied Technology Partners, a leveraged buy-out firm. From 1995 to February 1997, Mr. Langton was the president and Chief Executive Officer of Chicago Rawhide Worldwide, a manufacturer of sealing devices and subsidiary of SKF USA Inc. (itself a subsidiary of AB SKF of Sweden, a manufacturer of sealing devices and ball bearings). From 1991 to 1995, Mr. Langton was President and Chief Executive Officer of SKF North America, a manufacturer of ball bearings and subsidiary of SKF USA, Inc. Mr. Langton has also been a director of SKF USA, Inc. since 1991 and is a director of Right Management Consultants.

     Roger Fradin is the President of the ADEMCO Group, a position he has held since 1987. The ADEMCO Group is a division of the Pittway Corporation and a leading manufacturer of electronic security products.

     Sidney Jacobson and Mitchell Jacobson are father and son. There are no family relationships among any of the other directors or executive officers of the Company.

Committees, Meetings and Compensation of the Board of Directors

     The Board of Directors held seven meetings during the last fiscal year. With the exception of Sidney Jacobson, who did not attend two meetings, each of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

     The Board of Directors has a standing Audit Committee currently comprised of Denis Kelly, Raymond Langton and Roger Fradin. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's operations and financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the annual financial and operational audits with the independent accountants; reviews with management the Company's interim operating results; and reviews any non-audit services to be performed by the independent accountants and considers the effect of any such performance on the accountants' independence. The Audit Committee met two times in the fiscal year ended August 28, 1999.

     The Board of Directors has a standing Compensation Committee currently comprised of Denis Kelly, Raymond Langton and Roger Fradin. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also administers the Company's 1995 Stock Option Plan (the "1995 Option Plan"), 1998 Stock Option Plan (the "1998 Option Plan") and 1995 Restricted Stock Plan. Pursuant to the 1995 Option Plan and the 1998 Option Plan, the Compensation Committee has the authority to determine the persons to whom and the times at which options are to be granted, the number of option shares to be granted and the price and other terms of options and to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. Under the 1995 Restricted Stock Plan, the Compensation Committee has the authority to determine the persons to whom and the times at which awards are to be made. The Compensation Committee met two times in the fiscal year ended August 28, 1999.

      The Board of Directors does not have a standing Nominating Committee.

     The Company's policy is not to pay compensation to directors who are also employees of the Company. The Company grants options to purchase 5,000 shares of Class A Common Stock to non-employee directors upon their election and reelection to the Board of Directors. Directors elected other than at an annual meeting of shareholders receive a pro rata number of options. The Company also pays each non-employee director compensation of $10,000 per annum and $1,500 per board meeting attended.

Executive Officers

     Sidney Jacobson, Mitchell Jacobson, David Sandler, James Schroeder and Shelley Boxer are executive officers of the Company, holding the offices described above. In addition, the following individuals are also executive officers of the Company.


Name of Officer            Position                 Age  Executive Officer Since
---------------            --------                 ---  -----------------------
Thomas Eccleston       Vice President of             51      October 1995
                         Plant and Equipment
                         and Secretary
Charles Moyer          Senior Vice President         44      January 1998
                         of Marketing and
                         Product Development

     Thomas Eccleston was appointed Vice President of Plant and Equipment and Secretary of the Company upon its formation in October 1995. Mr. Eccleston has also served as the Vice President of Plant and Equipment of the Operating Subsidiary since 1986.

     Charles Moyer was appointed Senior Vice President of Marketing and Product Development of the Company in August 1997. From August 1995 to August 1997, Mr. Moyer served as Vice President of Marketing of the Company. From 1980 to August 1995, Mr. Moyer served in a variety of executive roles, including Vice President of Marketing, for the electronics group of Premier Industrial Corporation, a distributor of electronic and electrical components.

     Each executive officer serves until his successor is appointed and qualified or until earlier resignation, death or removal. There are no arrangements or understandings between any executive officer and any other person pursuant to which he was or is to be selected as an officer of the Company. The Operating Subsidiary, however, has entered into employment agreements with each of Mitchell Jacobson, the Chairman of the Board, President and Chief Executive Officer of the Company and Sidney Jacobson, the Vice Chairman of the Board of the Company, which are described below.

Section 16(a)  Beneficial Ownership Reporting Compliance

     Based solely upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act and written representations from its executive officers, directors and persons who own beneficially more than 10% of either the Class A Common Stock or the Class B Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with during the fiscal year ended August 28, 1999, except that Mr. Fradin failed to file timely one report covering one transaction occurring during the fiscal year ended August 28, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the Company's last three fiscal years, the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer, to each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of the Company's last fiscal year (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries. All compensation noted below, other than stock options, was paid by the Operating Subsidiary.

                           Summary Compensation Table


                                                                          Long-Term
                                    Annual Compensation               Compensation Awards
                        -------------------------------------------   -------------------
    Name and            Fiscal                         Other Annual   Securities Underlying       All Other
Principal Position       Year    Salary      Bonus(1)  Compensation       Options (2)           Compensation(3)
------------------       ----    ------      --------  ------------       -----------           ---------------
Mitchell Jacobson        1999  $408,400          --       $4,400(4)            --                  $225,975(5)
  President and          1998   408,400          --        5,072(4)            --                   221,171(5)
  Chief
  Executive              1997   408,400          --        8,710(4)            --                   132,842(5)
  Officer

Sidney Jacobson          1999   250,000       $50,000       --                 --                     6,768
  Vice Chairman          1998   250,000        50,000       --                 --                     6,788
                         1997   259,615          --        5,808(6)            --                     6,788

David Sandler            1999   240,615       135,000      5,495(7)         200,000                     318
  Executive Vice         1998   185,383       104,885      4,831(7)          30,000                     312
  President              1997   140,750          --        1,480(7)          24,000                     306

James Schroeder          1999   315,000       185,000      6,420(8)         200,000                  66,494(9)
  Senior Vice            1998   292,205       165,000      5,783(8)         180,000                  76,350(9)
  President,
  Logistics              1997   311,944          --        5,701(8)          30,000                 701,350(9)

Charles Moyer            1999   191,146       135,000      8,050(10)         60,000                     223
  Senior Vice            1998   168,461        99,000      6,308(10)         30,000                     306
  President,
  Marketing              1997   116,153          --        4,150(10)         20,000                     250

Steven Tudor (11)        1999   197,275       135,000      6,064(12)         60,000                     241
  Former Executive       1998   253,269       143,750      3,339(12)         30,000                     522
  Officer                1997   206,538        75,000      1,575(12)         20,000                     522

     No restricted stock, stock appreciation rights or long-term incentive plan payments, as defined in the regulations of the Exchange Act governing the solicitation of proxies, were awarded to, earned by or paid to any of the Named Executive Officers during any of the last three fiscal years.

---------------

(1) Cash bonuses are generally paid during the fiscal year following the year of award.

(2) The number of securities underlying options has been restated to give effect to the two-for-one stock split in the form of a stock dividend declared on April 6, 1998.

(3) Unless otherwise noted, amounts represent group term life insurance benefits paid by the Company.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(4) Includes automobile allowances of approximately $2,800, $4,300 and $8,063, paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,600, $772 and $647 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

(5) Includes group term life insurance benefits of approximately $522, $522 and $552 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and split dollar life insurance premiums of approximately $225,453, $220,649 and $132,290 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Under the terms of such policies, a portion of the premiums paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997 have been reimbursed.

(6)  Represents automobile allowances paid by the Company.

(7) Includes automobile allowances of approximately $3,895 and $2,918 paid by the Company in fiscal 1999 and fiscal 1998 and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,600, $1,913 and $1,480 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

(8) Includes automobile allowances of approximately $4,820, $4,745 and $4,718 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,600, $1,038 and $983 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

(9) Includes group term life insurance benefits of approximately $1,994, $1,350 and $1,350 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively. Also includes approximately $64,500, $75,000 and $700,000 accrued by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, in respect of annual post-retirement payments to be made to Mr. Schroeder pursuant to the terms and provisions of a written agreement between Mr. Schroeder and the Company which was terminated by the Company on September 1, 1997.

(10) Includes automobile allowances of approximately $6,450, $4,708 and $3,000 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively, and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $1,600, $1,600 and $1,150 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

(11) Information with respect to Steven Tudor, a former executive officer of the Company, is included because Mr. Tudor was one of the Company's four most highly compensated executive officers at the end of the Company's last fiscal year.

(12) Includes automobile allowances of approximately $5,121 and $1,839 paid by the Company in fiscal 1999 and fiscal 1998 and matching contributions to the Operating Subsidiary's 401(k) Plan of approximately $943, $1,500 and $1,575 paid by the Company in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

Stock Option Plans

                        Option Grants in Last Fiscal Year

     The following table sets forth information with respect to the grant of stock options under the 1998 Stock Option Plan by the Company during the fiscal year ended August 28, 1999 to the Executive Officers listed on the Summary Compensation Table.

                                                                                Potential
                                                                             Realizable Value
                                                                             at Assumed Annual
                                                                               Rates of Stock
                                                                            Price Appreciation
                                     Individual Grants                        for Option Term
                   ---------------------------------------------------       ------------------
                                 Percentag of
                   Number of    Total Options
                   Securities    Granted to
                   Underlying   Employees in    Exercise
                     Options     Fiscal Year     Price      Expiration
Name                Granted (#)      (%)         ($/Sh)        Date          5% ($)     10% ($)
----                -----------      ---         ------        ----          ------     -------
Mitchell Jacobson.          0        0.0%          -            -              -           -
Sidney Jacobson...          0        0.0           -            -              -           -
David Sandler.....    200,000        6.6        $14.25       10/14/08     $1,792,000  $4,542,000
James Schroeder...    200,000        6.6         14.25       10/14/08      1,792,000   4,542,000
Charles Moyer.....     60,000        2.0         14.25       10/14/08        538,000   1,363,000
Steven Tudor......     60,000        2.0         14.25       10/14/08        538,000   1,363,000

                      Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

     The following table sets forth information with respect to the value at August 28, 1999 of unexercised stock options held by the Executive Officers listed on the Summary Compensation Table. No stock options were exercised in fiscal 1999.

                     Number of Securities
                          Underlying                Value of Unexercised
                         Unexercised                    In-the-Money
                        Options at FYE                 Options at FYE
Name                Exercisable/Unexercisable    Exercisable/Unexercisable(1)
----                -------------------------    ----------------------------
Mitchell Jacobson..                0/0                         -
Sidney Jacobson....                0/0                         -
David Sandler......     50,894/261,930                  $4,412/2,941
James Schroeder....    118,589/409,059                   8,824/5,882
Charles Moyer......     33,694/109,130                       661/440
Steven Tudor.......     50,000/120,000                         -

-----------

(1)Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

Employment Arrangements and Compensation Plans

     Sidney Jacobson is employed as Chairman of the Board of Directors of the Operating Subsidiary pursuant to an employment agreement, dated as of January 2, 1994 and amended as of October 30, 1995, which expires in January 2004. Mr. Jacobson is required to devote his full working time to the affairs of the Operating Subsidiary. Under Mr. Jacobson's employment agreement, he receives an annual base salary of $250,000 and is entitled to participate in employee benefit and other fringe plans made available to the executives of the Operating Subsidiary. If the cost of living increases by more than 6% per annum, Mr. Jacobson's annual base salary is subject to a percentage increase equal to the percentage cost of living increase. The employment agreement also provides for a benefit of $200,000 per year until January 2, 2004 payable to Mr. Jacobson's wife in the event of his death. Under the employment agreement, if Mr. Jacobson's employment is terminated because he becomes incapacitated due to physical or mental illness, he would continue to receive his salary for a six month period following such termination and, thereafter, would receive $200,000 per year for the balance of his employment term. Mr. Jacobson would also continue to be carried on the Operating Subsidiary's health and other insurance plans. The employment agreement provides that Mr. Jacobson may, at his option, elect to become a consultant and advisor to the Operating Subsidiary at an annual fee of $300,000, in which event Mr. Jacobson will be required to be available to the Company for up to 10 hours per week, not to exceed 40 hours in any given month. Mr. Jacobson does not have any current intention to make such election, and any such election would not be expected to have a material impact on the Operating Subsidiary.

     Mitchell Jacobson is employed as President and Chief Executive Officer of the Operating Subsidiary pursuant to an employment agreement, dated as of August 1, 1994, which expires on the earlier of August 1, 2004 or 90 days after Mr. Jacobson's written election to terminate his employment. Mr. Jacobson is required to devote his full working time to the affairs of the Operating Subsidiary. Under his employment agreement, Mr. Jacobson receives an annual base salary (currently set at $408,400), an annual bonus payment equal to the product of Mr. Jacobson's annual salary and a percentage representing the average percentage bonus granted to all other senior executives of the Operating Subsidiary during the applicable fiscal year. Mr. Jacobson is also entitled to participate in employee benefit and other fringe benefit plans made available to the executives of the Operating Subsidiary. Under the employment agreement, Mr. Jacobson's annual base salary is subject to an annual cost of living adjustment equal to the percentage increase, if any, in a specified Consumer Price Index. The employment agreement also provides that in the event Mr. Jacobson's employment is terminated because he becomes incapacitated due to physical or mental illness, Mr. Jacobson will receive payment of salary for a six-month period following such termination and $200,000 per year for the balance of his employment term. In the event of Mr. Jacobson's death, the agreement provides that his wife will receive $400,000 per year for a period of three years.

     James Schroeder is employed as Senior Vice President of Logistics of the Company. Mr. Schroeder and the Company are parties to a written agreement which provides for annual benefit payments to Mr. Schroeder for seven years upon his retirement or, his termination by the Company without cause or, in the event of his death, to his designated beneficiary. The benefit is based upon the growth in the Company's earnings before interest and taxes over a certain base amount. The Company may terminate the agreement at any time and elect to prepay Mr. Schroeder any benefits accrued by the Company up to the date of such termination. The Company exercised its right to terminate the agreement with Mr. Schroeder as of September 1, 1997. Under the terms of the agreement, the Company is obligated to accrue to Mr. Schroeder's benefit the total amount that would be due as if September 1, 1997 were Mr. Schroeder's normal retirement date. Accordingly, the total amount due to Mr. Schroeder is approximately $1,139,500 of which $64,500 represents interest accrued in fiscal 1999. This amount will accrue interest until Mr. Schroeder's normal retirement date and may be prepaid, at the Company's election, at any time, without penalty.

     In January 1999, the Company entered into written agreements with each of James Schroeder and David Sandler (each, an "Executive"). Each agreement provides that in the event of (i) a sale by the Company of all or substantially all of its assets, (ii) the consolidation of the Company, (iii) the merger of the Company with any entity as a result of which the Company is not the surviving entity as a public company or (iv) the sale of the Company's voting securities to one or more persons (other than Mitchell Jacobson and Marjorie Gershwind) as a result of which any such person shall posses more than 50% of the combined voting power of the Company's then outstanding securities (each such event, a "Change in Control"), the Company shall pay to James Schroeder and David Sandler, $2,000,000 and $1,200,000, respectively. Each agreement further provides that if within five years after a Change in

Control, there is a change in the circumstances of the Executive's employment, such as (i) a material reduction or change in his employment duties or reporting responsibilities, (ii) a reduction in the annual base salary from the annual base salary received prior to a Change in Control or (iii) a material diminution in his status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control, the Executive may terminate his employment with the Company. Upon such termination, or if within five years after a Change in Control the Company terminates the Executive's employment other than for cause, the Company will pay the Executive a lump sum equal to the difference between (i) the sum of (a) five times the Executive's annual base salary prior to a change in the circumstances of the Executive's employment or termination other than for cause and (b) five times the largest annual bonus paid to the Executive during the three fiscal years prior to the Executive's termination and (ii) the aggregate of all base salary and bonus amounts paid to the Executive from the Change in Control to the Executive's termination. Each agreement provides that no amount shall be paid to the Executives if such payment would restrict the ability of the Company to utilize the "pooling of interests" method of accounting. The Company has also agreed to indemnify each of Mr. Schroeder and Mr. Sandler on an after tax basis (giving effect to the indemnity payments) for certain taxes that they may become liable for on account of the payments described above.

     The Company entered into a severance agreement with Steven Tudor, a former executive officer of the Company, effective as of March 1, 1999. Pursuant to the agreement, Mr. Tudor resigned as an officer of the Company and the Company has paid Mr. Tudor three months base salary and retained Mr. Tudor as a consultant to the Company for $2,500 per annum for a period of three years and two months. Under the agreement, Mr. Tudor covenants not to compete with the Company during the consulting period. In consideration for such covenant not to compete, the Company agreed to pay Mr. Tudor $88,550 per annum for a period of five years. The agreement further provides that the options granted to Mr. Tudor under the Company's stock option plans will continue to vest and become exercisable during the consulting period and for certain medical benefits and for the reimbursement of certain expenses. The agreement also provides for the payment by Mr. Tudor of the outstanding indebtedness owed to the Company. See "Certain Relationships and Related Transactions."

                        COMPENSATION COMMITTEE INTERLOCKS
               AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     For the fiscal year ended August 28, 1999, the Compensation Committee consisted of Denis Kelly, Raymond Langton and Roger Fradin. None of the members of the Compensation Committee was, during such year, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, no executive officer of the Company served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Company.

Certain Relationships and Related Transactions Involving Members of the Compensation Committee

     An entity owned and controlled by Mitchell Jacobson, the Chairman of the Board and the President and Chief Executive Officer of the Company, and Marjorie Gershwind, Mr. Jacobson's sister, leases a distribution center, located in Atlanta, Georgia, to the Operating Subsidiary. The square footage of the distribution center is approximately 340,000 square feet. The rent paid by the Operating Subsidiary was approximately $1,220,000 in fiscal 1999 and is anticipated to be approximately $1,220,000 in fiscal 2000. The rent to be paid by the Operating Subsidiary under the remaining lease term, which expires or is subject to renewal in fiscal 2010, for the Atlanta, Georgia distribution center is approximately $13,322,000. Additionally, six other entities owned or controlled by Mitchell Jacobson and Marjorie Gershwind lease certain branch offices to the Operating Subsidiary. The aggregate square footage of such branch offices is approximately 165,000 square feet. The aggregate rent paid by the Operating Subsidiary to lease these branch offices was approximately $471,000 in fiscal 1999 and is anticipated to be approximately $424,000 in fiscal 2000. The aggregate rent to be paid by the Operating Subsidiary under the remaining lease terms, the last of which expires in fiscal 2003, is approximately $1,244,000. The Company believes that the terms of the foregoing arrangements are at least as favorable to the Company as could have been obtained from unaffiliated third parties.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     During the past fiscal year, the Compensation Committee (the "Committee") was comprised of Denis Kelly, Raymond Langton and Roger Fradin.

     The Committee is responsible for recommending to the Board of Directors the overall direction for the executive compensation strategy of the Company and for the ongoing monitoring of the implementation of the strategy. In addition to recommending and reviewing the compensation of the executive officers, it is the responsibility of the Committee to recommend new incentive compensation plans and to implement changes and improvements to existing compensation plans, all subject to approval by the Board of Directors. The Committee makes its compensation determinations based upon its own analysis of information it compiles and the business experience of the members. In addition, the views of Mitchell Jacobson, as Chairman of the Board and the President and Chief Executive Officer of the Company, are, and will continue to be, considered by the members of the Committee in their review of the performance and compensation of individual executives. The Company will engage an outside compensation consultant to assist the Committee if the members of the Committee so request.

Overall Policy

     The Committee believes that the Company's executive officers constitute a highly qualified management team and are largely responsible for the Company's success. The Committee further believes that the stability of the management team is a contributing factor to the Company's success. In order to promote stability, the Company's strategy is to (i) compensate its executive officers principally through a stable base salary set at a sufficiently high level to retain and motivate these officers, (ii) link a portion of the executive officers' compensation to their performance and the Company's profitability for each fiscal year, and (iii) align the financial interests of the Company's executive officers with those of the Company's shareholders. The compensation objectives of the Committee and the Board of Directors are designed to provide competitive levels of compensation consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

     The major elements of the executive compensation program are base salary, annual incentive bonuses and long-term incentive compensation in the form of stock options and restricted stock. Executive officers are also entitled to customary benefits generally available to all employees of the Company, including group medical and life insurance and a 401(k) plan. Base salary, bonuses and benefits are paid by the Operating Subsidiary. Overall compensation is intended to be consistent with companies of similar characteristics (size, profitability, business lines, growth, etc.) (the "peer group"). The peer group for purposes of determining compensation of executive officers is not the same group of companies which are included in the industry index which appears on the performance graph contained in this proxy statement. The purpose of the industry index is to compare the performance of the Class A Common Stock to the performance of the stock of companies with similar businesses to the Company. The peer group for purposes of compensation matters is based upon companies with characteristics similar to the Company, including, but not limited to, type of business, in order to provide a more accurate measure of the compensation paid to executives of comparable companies. In any particular year, the Company's executives may be paid more or less than the executives of competitors, depending upon the Company's overall financial performance and other factors. For the fiscal year ended August 28, 1999, the Committee believes that the Company's senior executives were paid at approximately the median as compared to comparable executives in the peer group.

Federal Income Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation a publicly held corporation may deduct as a business expense for Federal income tax purposes. The limit, which applies to a company's chief executive officer and the four other most highly compensated executive officers, is $1 million, subject to certain exceptions (including the exclusion from the cap generally of performance-based compensation). The Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Internal Revenue Code Section 162(m). While the Company does not expect to pay its executive officers compensation in excess of the Section 162(m) deductibility limit, the Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not fully deductible.

Base Salary

     Base salaries for the Company's senior executives are influenced by a variety of objective and subjective factors. Particular consideration is given to a comparison of the salaries at companies in the peer group and the executive's level of responsibility, tenure with the Company, prior year's compensation and effectiveness of management. The Committee has also relied heavily on the recommendations of Mitchell Jacobson, Chairman of the Board and the President and Chief Executive Officer of the Company, in setting the compensation of the other executive officers, other than Sidney Jacobson. The base salary for Sidney Jacobson, the Vice Chairman of the Board of Directors of the Company, for fiscal 1999 was fixed under his employment agreement with the Operating Subsidiary. The terms of Sidney Jacobson's employment agreement were determined by negotiations between Mr. Jacobson and the Operating Subsidiary and are reflective of his level of responsibility and tenure with the Operating Subsidiary. A description of Mr. Jacobson's employment agreement (as well as the employment agreement between the Operating Subsidiary and Mitchell Jacobson, Chairman of the Board and President and Chief Executive Officer of the Company) appears on page 13 of this proxy statement.

Annual Incentive Bonuses

     Each fiscal year, the Company establishes a bonus pool in an amount equal to 8-1/2% of the Company's pre-tax profits for that year. All employees of the Company, including its executive officers, are eligible to receive bonuses, but the award of bonuses to the employees generally and to any employee specifically are at the Committee's sole discretion based on the members' qualitative and quantitative evaluation of the Company's performance during such year. Factors considered in awarding a bonus to a specific executive officer include level of responsibility, exhibited individual initiative, effectiveness of management and seniority. Bonuses to the Company's senior executive officers are based on a percentage of their annual salaries. Pursuant to his employment agreement with the Operating Subsidiary, Mitchell Jacobson, Chairman of the Board and the President and Chief Executive Officer of the Company, is entitled to receive a bonus based on his annual salary and the average percentage bonus granted to all other senior executive officers of the Company.

     The Committee does not currently establish specific performance criteria which must be met in order to earn bonuses. The Committee may consider setting objective standards in the future.

Long-Term Incentive Compensation

     The Company reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of the 1995 Option Plan, the 1998 Option Plan and the Restricted Stock Plan. Stock option grants and restricted stock awards provide executives with the opportunity to acquire an equity interest in the Company and align the executive's interest with that of the shareholders to create shareholder value as reflected in growth in the price of the Class A Common Stock.

     1995 and 1998 Option Plans. The 1995 Option Plan and 1998 Option Plan (collectively, the "Option Plans) are administered by the Committee, which may designate granted options as incentive stock options, non-qualified stock options or a combination thereof. The Committee has the discretion, subject to certain limitations, to determine the participants under the Option Plans, the time and price at which options will be granted, the period during which options will be exercisable and the number of shares subject to each option. Under the Option Plans, the per share exercise price of any option which is a non-incentive stock option may not be less than 85% of the fair market value of a share of Class A Common Stock on the date of grant (except for non-incentive stock options granted to any person who is or may reasonably be expected to become a "covered employee" under section 162(m)(3) of the Code, in which case the per share exercise price of such options may not be less than 100% of such fair market value). The aggregate fair market value of the shares of Class A Common Stock for which a participant may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. No participant may be granted options to purchase more than 1,000,000 shares of the Class A Common

Stock. This approach provides an incentive to the executive officers to increase shareholder value over the long term, since the full benefit of the options granted cannot be realized unless stock price appreciation occurs over a number of years.

     Restricted Stock Plan. Pursuant to the Restricted Stock Plan, the Committee will only regrant currently outstanding restricted shares of Class A Common Stock to selected employees of the Company, including its executive officers. The Committee, however, will not grant any authorized but unissued restricted shares and will only regrant issued and outstanding restricted shares currently held by employees of the Company if and to the extent any such restricted shares are returned to the Company through forfeiture. Pursuant to the Restricted Stock Plan, forfeiture of restricted shares by employees of the Company shall occur if such employee leaves the employ of the Company for any reason other than death or permanent disability or termination of employment without cause, at which time all restricted shares purchased by such individual shall be returned to the Company. The shares vest in one-fifth increments over a five-year period commencing on the first anniversary of the date of the award. The purpose of the Restricted Stock Plan is to encourage ownership of the Class A Common Stock by employees, thereby fostering a "shareholder perspective" among the participants, and to provide the employees with additional incentive to promote the Company's success, thereby promoting executive retention and long term achievement.

Chief Executive Officer's Fiscal 1999 Compensation

     The compensation paid to the Company's Chief Executive Officer, Mitchell Jacobson, in fiscal 1999 consisted solely of base salary and was established pursuant to his employment agreement with the Operating Subsidiary. The terms of the agreement are described on page 13 of this proxy statement. Under the terms of his employment agreement, Mr. Jacobson received an annual base salary of $408,400. Mr. Jacobson did not receive any bonus compensation in fiscal 1999. Due to his substantial stock ownership, the Committee decided that it was not necessary to provide Mr. Jacobson with additional long-term incentive through the grant of stock options.

Compensation Committee

      Roger Fradin              Denis Kelly           Raymond Langton

                             Stock Performance Graph

     The following graph compares the yearly percentage change in the total shareholder return on the Company's Class A Common Stock during the period beginning on December 20, 1995 (the date on which the Class A Common Stock began trading publicly on the New York Stock Exchange) and ending on August 28, 1999 with the cumulative total return on Standard & Poor's MidCap 400 Index and the Dow Jones Other Industrial & Commercial Services Index. The comparison assumes that $100 was invested on December 15, 1995 in the Class A Common Stock and on November 30, 1995 in the foregoing indices and assumes the reinvestment of dividends.


               COMPARISON OF 44 MONTH CUMULATIVE TOTAL RETURN*
       AMONG MSC INDUSTRIL DIRECT CO., INC., THE S & P MIDCAP 400 INDEX
        AND THE DOW JONES OTHER INDUSTRIAL & COMMERCIAL SERVICES INDEX

                           [LINE CHART APPEARS HERE]


              *$100 INVESTED ON 12/15/05 IN STOCK OR ON 11/30/95
               IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.

                             Cumulative Total Return

                                   12/15/95  8/31/96  8/30/97  8/29/98  8/28/99
                                   --------  -------  -------  -------  -------

MSC Industrial Direct Co., Inc.       100      167      214      230      101

Standard & Poor's MidCap 400 Index    100      107      147      128      182

Dow Jones Other Industrial &
Commercial Services Index             100      107      124      118      140

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Erik Gershwind, the nephew of Mitchell Jacobson, Chairman of the Board and the President and Chief Executive Officer of the Company, and the son of Marjorie Gershwind, Mr. Jacobson's sister and the beneficial owner of in excess of 5% of the outstanding shares of Class B Common Stock, is employed by the Company as the Director of Internet Business. Mr. Gershwind is currently compensated at the rate of $150,000 per annum. Mr. Gershwind is also entitled to participate in all of the employee benefit plans available to all of the Company's employees.

     In fiscal 1991, the Company extended a loan to James Schroeder, a Senior Vice President and Director of the Company, which is evidenced by a promissory note in the principal amount of $200,000 and accrues interest at the prime rate. The amount of such loan to Mr. Schroeder that was outstanding at August 28, 1999 was approximately $30,000.

     In fiscal 1997, the Company extended a loan to Steven Tudor, a former executive officer of the Company, in the principal amount of $818,000 with interest accruing at the prime rate. As of January 1, 1999, $487,000, together with accrued interest thereon of approximately $4,000, remained outstanding. Pursuant to the severance agreement between the Company and Mr. Tudor described on page 14 of this proxy statement, Mr. Tudor made a payment of $100,000 of such indebtedness and the remaining balance, together with interest thereon at a rate of 5% per annum, will be paid in 60 monthly installments.

     See "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" for certain relationships and related party transactions involving certain of the Company's directors.

                 APPROVAL OF AMENDMENT TO 1998 STOCK OPTION PLAN

     On November 8, 1999, the Board of Directors adopted, subject to shareholder approval, an amendment to the 1998 Option Plan which will become effective on January 7, 2000. The amendment provides that the number of options to purchase shares of Class A Common Stock that any single participant in the 1998 Option Plan may receive if any one fiscal year be increased from 200,000 to 400,000. If the amendment is not approved by the shareholders of the Company, the 1998 Option Plan will remain as presently in effect.

     To effectuate this amendment, Section 9B of the 1998 Option Plan will be amended to read as follows:

            Except as otherwise provided in Section 17, no Participant shall, during any fiscal year of the Company, be granted Options to purchase more than 400,000 shares of Class A Common Stock.

     The 1998 Option Plan authorizes the grant of up to an aggregate of 6,000,000 shares of Class A Common Stock to employees of and consultants to the Company and its subsidiaries and to directors of the Company who are not employees. Under the 1998 Option Plan, the Company may grant to eligible individuals incentive stock options, as defined in Section 422(b) of the Code and/or non-incentive stock options.

     Approval of the amendment to the 1998 Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting.

     The Board of Directors recommends a vote FOR the proposal to approve the amendment to the 1998 Option Plan. Each proxy received in response to this solicitation will be voted FOR the proposal to approve the amendment to the 1998 Option Plan, unless otherwise specified in the proxy. Set forth below is a summary of the 1998 Option Plan, a copy of which is on file with the Securities and Exchange Commission.

Nature and Purpose of the 1998 Option Plan

     The purpose of the 1998 Option Plan is to induce certain employees, directors and consultants to remain in the employ, or to continue to serve as directors and consultants, of the Company and its subsidiaries, to attract new individuals to enter into such employment or service and to encourage such individuals to secure stock ownership in, or increase on reasonable terms their stock ownership in, the Company. The Board of Directors believes that the granting of options under the 1998 Option Plan promotes continuity of management and increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success.

Duration and Modification

     The 1998 Option Plan will terminate no later than January 8, 2008. The Board of Directors may at any time terminate the 1998 Option Plan or make such modifications to the 1998 Option Plan as it may deem advisable. However, the Board may not, without approval by the shareholders of the Company, increase the number of shares of Class A Common Stock as to which options may be granted under the 1998 Option Plan, change the manner of determining option prices, change the class of persons eligible to participate in the 1998 Option Plan or extend the period during which an option may be granted or exercised.

Administration

     The 1998 Option Plan is administered by the Compensation Committee consisting of at least three directors. It is intended that the Compensation Committee consist of members of the Board of Directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code. If the Compensation Committee does not have at least three members who qualify as non-employee directors under Rule 16b-3, the Committee members will make recommendations to the Board of Directors with respect to option grants (instead of the Committee making the determination) and such recommendations will be subject to approval by the full Board of Directors. The members of the Compensation Committee are appointed annually by, and serve at the pleasure of the Board. The present members of the Compensation Committee are Messrs. Fradin, Kelly and Langton. The Compensation Committee has discretion to determine the participants under the 1998 Option Plan, the time and price at which options will be granted, the period during which options will be exercisable, the number of shares subject to each option and whether an option will be an incentive stock option, a non-incentive stock option or a combination thereof. The Committee will not have the discretion to determine any of the foregoing with respect to the non-discretionary options granted to non-employee directors, and all option granted to non-employee directors are non-incentive stock options. The members of the Compensation Committee do not receive additional compensation for serving on the Compensation Committee.

Eligibility and Extent of Participation

     The 1998 Option Plan provides for discretionary grants of options to participants (including any director or officer who is also an employee). As of December 1, 1999, approximately 630 persons were eligible to receive options pursuant to the 1998 Option Plan.

     If the proposed amendment is approved by the shareholders of the Company, no single participant (including any director or officer who is also an employee) may receive options under the 1998 Option Plan in any one fiscal year of the Company to purchase more than 400,000 shares of Class A Common Stock.

     Directors who are not also employees of the Company receive an annual grant of options to purchase 5,000 shares under the 1998 Option Plan at the first meeting of the Company's Board of Directors immediately following each annual meeting of shareholders. The exercise price of such options is the fair market value of a share of Class A Common Stock on the date of grant (the date of the Board meeting). Non-employee directors elected after such meeting receive a pro rata grant on the date of their election.

Exercise of Options

     Unless otherwise provided by the Compensation Committee at the time an option is granted, and other than in the case of the annual grant of options to non-employee directors, an option will be exercisable one-fifth on and after the first anniversary of the date of grant, two-fifths on and after the second anniversary of the date of grant, three-fifths on and after the third anniversary of the date of grant, four-fifths on and after the fourth anniversary of the date of grant and in full on and after the fifth anniversary of the date of grant. An option granted on or after January 8, 1999 (other than an option granted to a non-employee director) will, to the extent not already exercisable, become exercisable in full on an optionee's 62nd birthday. An annual grant of options to a non-employee director will be exercisable one-half on and after the first anniversary of the date of grant and in full on and after the second anniversary of the date of grant.

     An option may be exercised by a written notice with respect to a specified number of shares and payment of the exercise price for the number of shares so specified. The exercise price of an option may be paid in cash or in shares of Class A Common Stock. The initial per share exercise price for an incentive stock option may not be less than the fair market value thereof on the date of grant, or 110% of such fair market value with respect to a participant who, at such time, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company. The initial per share exercise price for a non-incentive stock option may not be less than 85% of the fair market value thereof on the date of grant. No non-incentive stock option may be granted to any person who is or may reasonably become a "covered employee" under
Section 162(m) of the Code, at a price below fair market value on the date of grant. The initial per share exercise price for the options granted to non-employee directors is the fair market value of the Class A Common Stock on the date of grant. The closing price of a share of the Class A Common Stock on the New York Stock Exchange on November 29, 1999 was $9-1/8.

     No option granted pursuant to the 1998 Option Plan may be exercised more than 10 years after the date of grant, except that incentive stock options granted to participants who own more than 10% of the total combined voting power of all classes of stock of the Company at the time the incentive stock option is granted may not be exercised more than five years after the date of grant. No participant may be granted incentive stock options which are exercisable for the first time in any one calendar year with respect to Class A Common Stock having an aggregate fair market value in excess of $100,000 on the date of grant. No option granted under the 1998 Option Plan is transferable by the optionee other than by death.

     In the event of the death of an optionee, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of the qualification of a representative of his or her estate and the date of termination specified in such option.

     In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries by reason of retirement on or after his or her 65th birthday, each option granted to him or her will become immediately exercisable in full, and will terminate upon the earlier to occur of the expiration of three months from the date of such retirement or the date of termination specified in such option.

     In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries for any reason other than death or retirement, each option granted to him or her generally will, to the extent exercisable on the date of his or her termination, terminate on the earlier to occur of the expiration of 30 days after the date of such optionee's termination and the date of termination specified in such option.

     In the event that an optionee leaves the employ or ceases to serve as a director of the Company or its subsidiaries by reason of his or her termination for "cause," each option granted to him or her will terminate immediately.

     If the fair market value of the Class A Common Stock declines below the option price of any option (other than options granted to non-employee directors), the Committee (with the prior approval of the Board of Directors) may adjust, reduce, or cancel and regrant such option or take any similar action it deems to be for the benefit of the optionee in light of such declining value.

     The number of shares available for grant under the 1998 Option Plan and covered by each option granted thereunder will be adjusted in the event of a stock dividend, reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation or, as may be determined by the Committee, in the event of any other change affecting the number or kind of the Company's outstanding Class A Common Stock. In the event of the dissolution or liquidation of the Company, or a merger, reorganization or consolidation in which the Company is not the surviving corporation, each outstanding but unexercised option will terminate.

Federal Income Tax Consequences of Issuance and Exercise of Options

     The following discussion of the Federal income tax consequences of the granting and exercise of options under the 1998 Option Plan, and the sale of Class A Common Stock acquired as a result thereof, is based on an analysis of the Code (as currently in effect), existing laws, judicial decisions and administrative rulings and regulations, all of which are subject to change. In addition to being subject to the Federal income tax consequences described below, an optionee may also be subject to state and/or local income tax consequences in the jurisdiction in which he or she works and/or resides.

     Non-Incentive Stock Options. No income will be recognized by an optionee at the time a non-incentive stock option is granted.

     Ordinary income will be recognized by an optionee at the time a non-incentive stock option is exercised, and the amount of such income will be equal to the excess of the fair market value on the exercise date of the shares issued to the optionee over the exercise price. This ordinary (compensation) income will also constitute wages subject to the withholding of income tax and the Company will be required to make whatever arrangements are necessary to ensure that the amount of the tax required to be withheld is available for payment in money.

     Capital gain or loss on a subsequent sale or other disposition of the shares of Class A Common Stock acquired upon exercise of a non-incentive stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis of the shares acquired upon the exercise of the option will be equal to the sum of the exercise price of an option and the amount included in income with respect to the option.

     If an optionee makes payment of the exercise price by delivering shares of Class A Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received.

     The Company will be entitled to a deduction for Federal income tax purposes at such time and in the same amount as the amount included in ordinary income by the optionee upon exercise of his or her non-incentive stock option, subject to the usual rules as to reasonableness of compensation and provided that the Company timely complies with the applicable information reporting requirements.

     Incentive Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an optionee or a deduction to the Company. However, for purposes of the alternative minimum tax, the spread on the exercise of an incentive stock option will be considered as part of the optionee's income.

     The sale of the shares of Class A Common Stock received pursuant to the exercise of an incentive stock option which satisfies the holding period rules will result in capital gain to an optionee and will not result in a tax deduction to the Company. To receive incentive stock option treatment as to the shares acquired upon exercise of an incentive-stock option, an optionee must neither dispose of such shares within two years after the option is granted nor within one year after the exercise of the option. In addition, an optionee generally must be an employee of the Company (or a subsidiary of the Company) at all times between the date of grant and the date three months before exercise of the option.

     If the holding period rules are not satisfied, the portion of any gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option that is equal to the lesser of (a) the fair market value of the Class A Common Stock on the date of exercise minus the exercise price or
(b) the amount realized on the disposition minus the exercise price, will be treated as ordinary (compensation) income, with any remaining gain being treated as capital gain. The Company will be entitled to a deduction equal to the amount of such ordinary income.

     If an optionee makes payment of the exercise price by delivering shares of Class A Common Stock, he or she generally will not recognize any gain with respect to such shares as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his or her basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an incentive stock option to exercise an incentive stock option will be treated as a taxable disposition if the transferred shares were not held by the participant for the requisite holding period.

     The foregoing is only a summary of the effect of Federal income taxation upon an optionee and the Company with respect to options to purchase shares of Class A Common Stock granted under the Plan. Reference should be made to the applicable provisions of the Code.

              SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, with the concurrence of the Audit Committee, has selected Arthur Andersen LLP, independent auditors, as accountants for the fiscal year 2000. Although shareholder ratification of the Board of Directors' action in this respect is not required, the Board of Directors considers it desirable for shareholders to pass upon the selection of auditors and, if the shareholders disapprove of the selection, intends to reconsider the selection of auditors for the fiscal year 2001, since it would be impractical to replace the Company's auditors so late into the Company's current fiscal year.

     It is expected that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR ratification of the appointment of the independent certified public accountants. Proxies received in response to this solicitation will be voted FOR ratification of the appointment of the independent certified public accountants unless otherwise specified in the proxy.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the annual meeting of shareholders in 2001 must be received by August 10, 2000, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the next Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such Meeting unless notice of the matter is received by the Company not later than October 24, 2000 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied. Shareholder proposals should be directed to the Secretary of the Company, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. ANY SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO THE OFFICE OF THE CHIEF FINANCIAL OFFICER, MSC INDUSTRIAL DIRECT CO., INC., 75 MAXESS ROAD, MELVILLE, NEW YORK 11747.

     Copies of the 1999 Annual Report to Shareholders are being mailed simultaneously with this proxy statement. If you want to save the Company the cost of mailing more than one Annual Report to the same address, the Company will discontinue, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select.

                                          By Order of the Board of Directors,


                                          Thomas Eccleston
                                          Secretary
Melville, New York
December 8, 1999

                         MSC INDUSTRIAL DIRECT CO., INC.
                ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 7, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Shelley Boxer and Thomas Eccleston as the undersigned's proxy, with full power of substitution, to vote all shares of Class A Common Stock of MSC Industrial Direct Co., Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Friday, January 7, 2000 at 9:00 A.M. local time, at the lower level atrium of Fleet Bank at 300 Broad Hollow Road, Melville, New York 11747, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the proxy nominees named above and each of them are specifically directed to vote as indicated below.

     WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR, FOR THE AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                    (Continued, and to be signed and dated on the reverse side.)

|X|      PLEASE MARK YOUR VOTES AS IN
         THIS EXAMPLE


                                     FOR                 WITHHOLD AUTHORITY     Nominees:
1. Election of Directors    all nominees listed at    to vote for all nominees      Shelley Boxer,
                           right (except as marked               |_|                Roger Fradin,
                            to the contrary below)                                  Mitchell Jacobson,
                                     |_|                                            Sidney Jacobson,
                                                                                    Denis Kelly,
                                                                                    Raymond Langton and
                                                                                    David Sandler
                                                                                    James Schroeder.



(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

         ---------------------------------------------------------------


2. Approval of amendment to the 1998 Stock Option Plan.

                         FOR                     AGAINST                ABSTAIN
                         |_|                       |_|                    |_|

3. Ratification of Arthur Andersen LLP as the Company's independent certified public accountants.

                         FOR                     AGAINST                ABSTAIN
                         |_|                       |_|                    |_|

     If there are any amendments or variations to the matters proposed at the meeting or at any adjournments or postponements thereof, or if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein and each of them to vote on such amendments, variations or other business.

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the January 7, 2000 meeting.

MSC INDUSTRIAL DIRECT CO., INC.
75 Maxess Road
Melville, New York  11747

PLEASE PROMPTLY COMPLETE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
ENVELOPE.



___________ (L.S.)___________  _____________ (L.S.) ________  Dated: _____, ____
Signature of Shareholder  Print Name   Signature of Shareholder   Print Name

(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. If a corporation, please sign in full corporate name by President or the authorized officer(s). If a partnership, please sign in partnership name by authorized person. If stock is in the name of two or more persons, each should sign. Joint owners should each sign. Names of all joint holders should be written even if signed by only one).